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                            MANAGEMENT INCENTIVE PLAN

As the primary incentive in attracting and retaining key management employees, and in aligning management interests with the interests of all shareholders in building shareholder value, the Company provides annual stock option grants to its members of management, with grants for each participant ranging from none to the maximum indicated in his participant range, with such grants to occur on the first day of each fiscal year according to the terms of the Plan, beginning July 1, 2000.

Any cash incentive awards to management shall be discretionary in nature, and will only occur in such amounts as approved by the Management Development and Compensation Committee.